Exhibit 10.1

Execution Version

The Toronto-Dominion Bank

66 Wellington Street West, 4th Floor

Toronto, ON M5K 1A2, Canada

TD Luxembourg International Holdings S.à r.l.

46A Avenue J. F. Kennedy, First Floor

L-2958 Luxembourg, Grand-Duchy of Luxembourg

October 24, 2016

TD Ameritrade Holding Corporation

200 South 108th Avenue

Omaha, Nebraska 68154

Re: Appointment of the Stockholder Director to the Board

Ladies and Gentlemen:

This letter agreement (this “Agreement”) is being entered into by and among The Toronto-Dominion Bank (“TD Bank”), a Canadian chartered bank, TD Luxembourg International Holdings S.à r.l., a Luxembourg company and a direct, wholly owned subsidiary of TD Bank (“TD Lux” and collectively with TD Bank, “TD”), and TD Ameritrade Holding Corporation, a Delaware corporation (the “Company”), in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Scottrade Financial Services, Inc., Rodger O. Riney (“Founder CEO”), as Voting Trustee (in such capacity, the “Voting Trustee”) of the Rodger O. Riney Family Voting Trust U/A/D 12/31/2012 (the “Trust”), the Company and Alto Acquisition Corp., pursuant to which the Company and Founder CEO, in his capacity as Voting Trustee of the Trust, have agreed to enter into a stockholders agreement on or prior to the Closing Date (as defined in the Merger Agreement) substantially in the form attached hereto (in such form, the “Riney Stockholders Agreement”).

Reference is also made to that certain Stockholders Agreement, dated as of June 22, 2005 (as amended, the “TD Stockholders Agreement”), among TD Bank, the Company and the other parties thereto. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the TD Stockholders Agreement.

1. The parties agree, effective as of and subject to the occurrence of the Effective Time (as defined in the Merger Agreement), and notwithstanding anything to the contrary contained in the TD Stockholders Agreement that:

(a) the vacancy on the Board resulting from the resignation of an Outside Independent Director effective at or prior to the Effective Time (the “Vacancy”) will not be filled by an Outside Independent Director nominated by the Outside Independent Directors Committee, but instead, at or prior to the first meeting of the Board following the Closing Date, the Board will appoint the Stockholder Director (as defined in the Riney Stockholders Agreement) to the Board as a director to fill such Vacancy;

(b) for so long as the Stockholder Director is entitled to be nominated for election to the Board pursuant to the terms and conditions of the Riney Stockholders Agreement, the composition of the Board set forth in Section 4.1 of the TD Stockholders Agreement shall be modified to include the Stockholder Director in lieu of one of the Outside Independent Directors who would otherwise be designated pursuant to such section;

(c) the obligations of TD under Section 4.5 shall apply to the Stockholder Director as fully as each other director or nominee covered by such section; and

(d) to the extent permitted by applicable Laws (including any requirements under the Exchange Act or the rules of the NASDAQ Stock Market or any other applicable securities exchange or automated inter-dealer quotation system on which the Common Stock is then listed or quoted), the Stockholder Director may be considered for service on one or more of the committees of the Board to the extent the Stockholder Director is qualified for such service, and if so appointed to any such committee shall serve in addition to and not in lieu of the directors specified in Section 4.4(a) of the TD Stockholders Agreement.

(e) Pursuant to Section 2(a) of the Riney Stockholders Agreement, prior to the Replacement Director Termination Date, in the event the then current Stockholder Director is unable to serve as a director of the Company as a result of death, illness, or similar incapacity, the Board shall appoint a person designated in accordance with, and subject to the terms and conditions of, the Riney Stockholders Agreement at the next meeting of the Board to replace such then-current Stockholder Director and to serve as the Stockholder Director in accordance with, and subject to the terms and conditions of, the Riney Stockholders Agreement (including subject to such person’s obligations to resign at the Replacement Director Termination Date in accordance with Section 2(a) thereof). In any such case, such person shall be deemed the Stockholder Director for purposes of this Agreement and the provisions of Sections 1(b)-1(d) of this Agreement shall apply to such Stockholder Director from and after such person’s appointment to the Board.

For the avoidance of doubt, it is expressly agreed that the Stockholder Director shall not, and shall not be entitled to, at any time, be an Outside Independent Director or serve on the Outside Independent Directors Committee for any purpose under the TD Stockholders Agreement.

The foregoing is limited to the appointment and election of the Stockholder Director as set forth above and will not be deemed to amend, modify or waive the terms of Article IV of the TD Stockholders Agreement with respect to the nomination, election or removal of any other directors on the Board that would otherwise be governed by those provisions. Upon the resignation or removal of the Stockholder Director pursuant to Section 2(d) or the final sentence of Section 2(a) of the Riney Stockholders Agreement, the vacancy created by such resignation or removal shall be filled by an Outside Independent Director in accordance with Section 4.2(c) of the TD Stockholders Agreement.

2. This Agreement shall terminate upon the earliest to occur of (a) the termination of the Merger Agreement prior to the Effective Time, (b) the Termination Date (as defined in the Riney Stockholders Agreement) and (c) the resignation or removal of the Stockholder Director pursuant to Section 2(d) or the final sentence of Section 2(a) of the Riney Stockholders Agreement; provided, in the case of (b) and (c), that the last sentence of paragraph 1 of this Agreement shall survive such termination.

3. None of the terms or conditions of this Agreement may be changed, waived, modified, discharged, terminated or varied in any manner whatsoever unless in writing duly signed by each party hereto.

4. For the avoidance of doubt and notwithstanding anything to the contrary set forth in the TD Stockholders Agreement, for so long as this Agreement remains in effect, the parties acknowledge and agree that the terms of this Agreement are intended to and do amend the terms set forth in the TD Stockholders Agreement, including, without limitation, the provisions set forth in Article IV thereof, and to the extent of any inconsistency between the TD Stockholder Agreement and this Agreement, the terms of this Agreement shall prevail. The parties hereby acknowledge and, to the extent required, consent to the execution and delivery of the Riney Stockholders Agreement on or prior to the Closing Date.

5. This Agreement may be executed by facsimile in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

6. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (except to the extent that mandatory provisions of federal law are applicable), without giving effect to the principles of conflicts of law, and shall be binding upon the successors and assigns of the parties.

[Signature Page Follows]

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

Very truly yours,

THE TORONTO-DOMINION BANK

By:	/s/ Riaz Ahmed
Name: Riaz Ahmed
Title: Group Head and Chief Financial Officer

TD LUXEMBOURG INTERNATIONAL HOLDINGS S.À R.L.

By:	/s/ Dave Sparvell
Name: Dave Sparvell
Title: Board Manager

TD AMERITRADE HOLDING CORPORATION

By:	/s/ Timothy D. Hockey
Name: Timothy D. Hockey
Title: President and Chief Executive Officer

[Signature Page to Letter Agreement to Stockholders Agreement]